Exhibit 99.1

FOR IMMEDIATE RELEASE

Limbach Holdings Reports Third Quarter 2018 Results

Q3 2018 Revenues up 11.3% Versus Prior Year; Aggregate Backlog of $487.5 million at Quarter End

Conference Call Scheduled for 9:00am ET Tuesday November 20, 2018

PITTSBURGH, PA. – November 19, 2018 – Limbach Holdings, Inc. (Nasdaq: LMB) (“Limbach” or the “Company”) today announced its financial results for the quarter ended September 30, 2018. Total third quarter 2018 revenues increased 11.3% from the prior year period to $135.1 million. Construction segment revenue grew 14.2% from the prior year period and accounted for 81% of total revenue.

The following are other key financial highlights of the quarter:

•	Construction segment revenue grew 14.2% versus the same quarter in 2017, primarily resulting from continued strong activity in the Eastern Pennsylvania, New England, Southern California, Ohio and Florida regions, which was partially offset by declines in the Michigan and Western Pennsylvania regions and write downs in the Mid-Atlantic region.
•	Service segment revenue increased 0.6% to $25.7 million, compared with $25.5 million in the prior year period.
•	Gross margin was 7.9%, compared with 12.7% in the prior year period. The decrease was caused primarily by $9.6 million of project-related write downs in the Company’s Mid-Atlantic region. Excluding the impact of the Mid-Atlantic region’s third quarter 2018 results, gross margin would have been 15.4%.
•	Selling, general and administrative (“SG&A”) expenses totaled $13.3 million, down from $13.7 million in the second quarter of 2018 and $13.6 million in the third quarter of 2017. As a percentage of revenues, SG&A expenses were 9.9%, compared with 9.8% in the second quarter of 2018 and 11.2% in the third quarter of 2017.
•	Net (loss) attributable to the Company’s common stockholders was ($3.5) million, compared with ($0.9) million for the prior year period.
•	Aggregate backlog at September 30, 2018 was $487.5 million, compared with $492.5 million at June 30, 2018 and $461.4 million at December 31, 2017. Backlog at September 30, 2018 consists of $51.7 million of Service segment work and $435.8 million of Construction segment work. Limbach expects approximately $112.3 million of current, aggregate backlog to be recognized as revenue in the current fiscal year.
•	As previously announced, the Company expects 2018 revenue to be in a range from $530 million to $550 million, and Adjusted EBITDA* to be in a range from $8 million to $10 million.

Limbach Holdings, Inc.	Page 2
November 19, 2018

Limbach and its Mid-Atlantic Region:

The Mid-Atlantic region is strategically important for Limbach due to its concentration of end-market verticals that align well with Limbach’s experience and expertise (e.g., education, transportation, healthcare, state and federal government). Over many years and several market cycles, the region has experienced stable demand for non-residential construction. The Mid-Atlantic region has been among the Company’s most profitable operations and maintains a core group of talented staff with strong regional customer relationships.

Additional Information

•	In the third quarter, Limbach experienced continued challenges in its Mid-Atlantic region. Due to elevated market activity and a resulting shortage of skilled labor, the Company’s craft labor force temporarily consisted of a higher percentage of less productive labor than was expected. As a result, the Company incurred unexpected project-related gross profit write-downs of $9.6 million being recognized during the third quarter.
•	As of September 30, 2018, Limbach estimates that the projects in the Mid-Atlantic region that contributed to the write downs were over 86% complete, in the aggregate. Five projects were included in this period’s write downs. Regarding those five projects: one had achieved substantial completion in early November; two more are expected to achieve substantial completion in December; and two others are expected to carry into March and April of 2019. In all cases, Limbach expects that the bulk of the labor-intensive installation activity will be completed by December 31, 2018, with only trimming and commissioning work remaining for the two projects expected to continue into 2019.
•	The Company is actively seeking recovery from its customers for cost overruns on two of the projects within the Mid-Atlantic region and is currently conducting an analysis of several other projects to evaluate the potential for additional cost recovery.

Management Commentary

Charlie Bacon, CEO of Limbach, commented, “While we are very pleased with the operating performance of our business as a whole, we are very disappointed with the financial performance of our Mid-Atlantic region. The additional expenses were primarily caused by elevated market activity and a resulting shortage of skilled labor. The Company has taken a number of actions that will be discussed in our earnings call. The Mid-Atlantic region has a long history of profitable operations, and we believe that it is one of the best regions in the U.S. for our business to operate within. We maintain a core group of talented staff and craft workers in this region along with a strong set of relationships with our customers.”

Mr. Bacon concluded, “Our booked backlog and promised work has us set up well for 2019 and into 2020, allowing us to be disciplined in our sales approach. Despite the challenges in the Mid-Atlantic region, we continued to report solid revenue growth and expansion throughout several markets. We continue to observe favorable trends that should support the performance of our business units into 2019, and we expect to report solid progress in the coming quarter.”

Third Quarter Summary

Revenues

Third quarter 2018 revenues of $135.1 million were up 11.3% versus $121.3 million for the prior year period, led by Construction segment growth. Construction segment revenues of $109.4 million were up 14.2% while Service segment revenues of $25.7 million were up 0.6%.

Limbach Holdings, Inc.	Page 3
November 19, 2018

Gross Margin

Gross margin for the third quarter of 2018 was 7.9%, compared with 12.7% in the prior year period. Service segment gross margin improved to 22.3%, compared with 20.9% in the prior year period, as Service work volume increased along with more favorable project pricing. Construction segment gross margin decreased $5.1 million due to the project write downs referenced above. As a result, Construction segment gross margin was 4.5% for the third quarter of 2018 compared to 10.5% for the prior year period. Excluding the third quarter 2018 results of the Mid-Atlantic region, consolidated gross margin would have been 15.4%. On a dollar basis, gross profit in the third quarter of 2018 was $10.7 million, compared with $15.4 million for the prior year period.

Selling, General and Administrative (“SG&A”) Expense

Third quarter 2018 SG&A expenses were $13.3 million, compared to $13.6 million in the prior year period and $13.7 million in the second quarter of 2018. The reduction in SG&A expenses was primarily due to the absence of nonrecurring professional fees that were incurred in the prior year period. As a percentage of total revenue, third quarter 2018 SG&A expenses accounted for 9.9% compared with 11.2% in the third quarter of 2017 and 9.8% in the second quarter of 2018. SG&A expenses as a percentage of revenue declined on a year over year basis as the Company was able to hold expenses relatively level while revenues continued to grow.

Net Loss

Net loss attributable to the Company’s common stockholders for the third quarter of 2018 was ($3.5) million, compared with net loss of ($0.9) million in the prior year period.

Nine Months YTD Summary

Revenues

For the first nine months of 2018, revenues were $395.1 million, up 11.5% from $354.3 million for the prior year period. Construction segment revenues of $319.9 million were up 12.9% while Service segment revenues of $75.2 million were up 6.1%.

Gross Margin

Gross margin for the first nine months of 2018 was 10.1%, compared with 12.6% in the prior year period. Service segment gross margin was 21.3%, compared with 20.8% in the prior year period. During the first nine months of 2018, Construction segment gross margins were negatively impacted by write downs of approximately $18.0 million on nine jobs, $17.0 million of which was in the Mid-Atlantic region. As a result, Construction segment gross margin was 7.4% for the first nine months of 2018 compared to 10.6% for the comparable 2017 period. Excluding the results of the Mid-Atlantic region for the first nine months of 2018, gross margin would have been 15.3%. For the first nine months of 2018, one project in the Service segment experienced a write down of $1.5 million. On a dollar basis, gross profit for the first nine months of 2018 was $39.8 million, compared with $44.7 million for the prior year period.

Selling, General and Administrative Expense

SG&A expense for the first nine months of 2018 was $42.7 million, compared to $41.0 million in the prior year period. For the nine months ended September 30, 2018, Corporate SG&A expense included higher salary and benefit costs relative to the prior year period of $2.7 million associated with new hires at the Company’s branches. For the nine-month period, the Company incurred $1.7 million of stock-based compensation expense associated with the grant of restricted stock units, an increase of $0.9 million versus the prior year period. The increases were partially offset by a $3.2 million reduction in payroll-related incentive compensation expense along with an $0.8 million reduction in nonrecurring professional fees. As a percentage of total revenue, SG&A for the first nine months of 2018 accounted for 10.8% compared with 11.6% in the prior year period. SG&A expense as a percentage of revenue declined as revenues grew at a faster rate than SG&A expense.

Limbach Holdings, Inc.	Page 4
November 19, 2018

Net Loss

Net loss attributable to the Company’s common stockholders for the first nine months of 2018 was ($7.3) million, compared with a net loss of ($1.9) million in the prior year period.

Backlog

Aggregate backlog at September 30, 2018 was $487.5 million compared with $492.5 million at June 30, 2018 and $461.4 million at December 31, 2017. The Company also has commitments for $354 million of Construction segment work which has not yet been recorded as backlog. Construction segment backlog at September 30, 2018 was $435.8 million compared to $445.3 million at June 30, 2018 and $426.7 million at December 31, 2017. Service segment backlog at September 30, 2018 was $51.7 million, compared to $47.2 million as of June 30, 2018 and $34.7 million at December 31, 2017. The Company expects approximately $112.3 million of total backlog to be converted to revenues within the current fiscal year.

Balance Sheet and Refinancing

As a result of the losses incurred in the Mid-Atlantic region as of September 30, 2018, the Company was not in compliance with the senior leverage and fixed charge coverage ratios required under its senior credit agreement. As a result of the lack of a permanent waiver of the covenant noncompliance from the lenders, the Company had to reclassify its bank debt as a current liability as of the end of the third quarter. As a result, at September 30, 2018, the Company had current assets of $210.2 million and current liabilities of $212.3 million resulting in a working capital deficit of $2.2 million. Based on the third quarter 2018 long-term debt reclassification, long-term debt was $2.6 million at September 30, 2018, compared to $20.6 million at December 31, 2017.

The lenders have requested that the Company seek alternative financing. On November 19, 2018, the Company and the lenders executed a Limited, Conditional and Temporary Waiver and Amendment Related to Loan Documents (the “Temporary Waiver”), which among other things, provides for a temporary waiver of the aforementioned covenant violations through November 30, 2018. The Temporary Waiver contains terms that the Company expects will be included in a restructured credit agreement with certain existing lenders. It is anticipated that the terms of the restructured credit agreement with these existing lenders will allow the Company to smoothly transition from the existing lenders to a new lending group.

To assist in the refinancing effort, the Company has engaged a middle market financial institution that is currently a member of Limbach's existing bank group. This institution is seeking to underwrite and hold approximately $15 million of a $30 million revolving credit facility; to syndicate the balance of the revolving credit facility; and to place up to $50 million of term debt. The proceeds of the new financing would be used to retire the Company's existing indebtedness, to pay fees and expenses, and for general corporate purposes. The contemplated financing remains subject to underwriting, syndication and other customary terms and conditions.

Dunbar Acquisition Update

On November 18, 2018, the Company received a termination notice of the Stock Purchase Agreement relating to its previously announced pending acquisition of Dunbar Mechanical, Inc.

Limbach Holdings, Inc.	Page 5
November 19, 2018

2018 Guidance

The Company is maintaining its previously updated guidance, announced on November 15, 2018, as summarized in the table below.

FY 2018 Estimates
	Current	Previous
Revenues	$530 - $550 million	$530 - $550 million
Adjusted EBITDA*	$8 - $10 million	$8 - $10 million

With respect to projected fiscal year 2018 Adjusted EBITDA, a quantitative reconciliation is not available without unreasonable efforts due to the high variability, complexity and low visibility with respect to taxes and other items, which are excluded from Adjusted EBITDA. The Company expects the variability of this item to have a potentially unpredictable, and potentially significant, impact on future GAAP financial results.

Conference Call Details

Date:	Tuesday, November 20, 2018
Time:	9:00 a.m. Eastern Time

Participant Dial-In Numbers:

Domestic callers:	(866) 604-1698
International callers:	(201) 389-0844

Access by Webcast

The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of LMB’s website at www.limbachinc.com or by clicking on the conference call link:

https://78449.themediaframe.com/dataconf/productusers/lmb/mediaframe/26937/indexl.html.

An audio replay of the call will be archived on the Company’s website for 365 days.

About Limbach

Founded in 1901, Limbach is the 9th largest mechanical systems solutions firm in the United States as determined by Engineering News Record. Limbach provides building infrastructure services, with an expertise in the design, installation and maintenance of HVAC and mechanical, electrical, and plumbing systems for a diversified group of commercial and institutional building owners. Limbach employs more than 1,500 employees in 14 offices throughout the United States. The Company’s full life-cycle capabilities, from concept design and engineering through system commissioning and recurring 24/7 service and maintenance, position Limbach as a value-added and essential partner for building owners, construction managers, general contractors and energy service companies.

Limbach Holdings, Inc.	Page 6
November 19, 2018

Forward-Looking Statements

We make forward-looking statements in this press release within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts for future events, including, without limitation, our earnings, adjusted EBITDA, revenues, expenses, capital expenditures or other future financial or business performance or strategies, results of operations or financial condition, and in particular statements regarding the timing of the recognition of backlog as revenue, the timing of the completion of projects in the Mid-Atlantic branch, the potential for recovery of cost overruns, the ability of the Company to successfully remedy the issues that have led to write-downs in its Mid-Atlantic branch, and the ability of the Company to enter into a restructured credit agreement with its existing lenders and to refinance its existing credit facilities on favorable terms or at all. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or similar expressions. These forward-looking statements are based on information available to us as of the date they were made and involve a number of risks and uncertainties which may cause them to turn out to be wrong. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Please refer to our most recent annual report on Form 10-K, as well as our subsequent filings on Form 10-Q and Form 8-K, which are available on the SEC’s website (www.sec.gov), for a full discussion of the risks and other factors that may impact any forward-looking statements in this press release.

Investor Relations:

The Equity Group Inc.

Jeremy Hellman, CFA

Senior Associate

(212) 836-9626 / jhellman@equityny.com

Or

Limbach Holdings, Inc.

John T. Jordan, Jr.

Executive Vice President and Chief Financial Officer

(301) 623-4799 / john.jordan@limbachinc.com

Limbach Holdings, Inc.	Page 7
November 19, 2018

LIMBACH HOLDINGS, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
(in thousands, except share and per share data)	2018	2017	2018	2017
Revenue	$135,062	$121,299	$395,142	$354,327
Cost of revenue	124,372	105,889	355,367	309,610
Gross profit	10,690	15,410	39,775	44,717
Operating expenses:
Selling, general and administrative expenses	13,325	13,609	42,676	40,963
Amortization of intangibles	304	807	975	2,831
Total operating expenses	13,629	14,416	43,651	43,794
Operating income (loss)	(2,939)	994	(3,876)	923
Other income (expenses):
Interest expense, net	(787)	(545)	(2,355)	(1,562)
Gain (loss) on disposition of property and equipment	36	7	76	(130)
Total other expenses	(751)	(538)	(2,279)	(1,692)
Income (loss) before income taxes	(3,690)	456	(6,155)	(769)
Income tax provision (benefit)	(185)	328	(936)	(352)
Net income (loss)	(3,505)	128	(5,219)	(417)
Dividends on cumulative redeemable convertible preferred stock	-	149	(113)	631
Premium paid on redemption of redeemable convertible preferred stock	-	847	2,219	847
Net loss attributable to Limbach Holdings, Inc. common stockholders	$(3,505)	$(868)	$(7,325)	$(1,895)
Earnings Per Share (“EPS”)
Basic loss per share for common stock:
Net loss attributable to Limbach Holdings, Inc. common stockholders	$(0.46)	$(0.12)	$(0.97)	$(0.25)
Diluted loss per share for common stock:
Net loss attributable to Limbach Holdings, Inc. common stockholders	$(0.46)	$(0.12)	$(0.97)	$(0.25)
Weighted average number of shares outstanding:
Basic	7,574,545	7,471,587	7,552,945	7,460,277
Diluted	7,574,545	7,471,587	7,552,945	7,460,277

Limbach Holdings, Inc.	Page 8
November 19, 2018

LIMBACH HOLDINGS, INC.

Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2018	2017
(in thousands, except share and per share data)	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$526	$626
Restricted cash	113	113
Accounts receivable, net	140,329	129,343
Costs and estimated earnings in excess of billings on uncompleted contracts	32,407	33,006
Other current assets	36,800	3,172
Total current assets	210,175	166,260

Property and equipment, net of accumulated depreciation of $10.7 million and $7.8 million at September 30, 2018 and December 31, 2017, respectively	20,029	17,918
Intangible assets, net	13,250	14,225
Goodwill	10,488	10,488
Deferred tax asset	4,695	3,664
Other assets	35	465
Total assets	$258,672	$213,020

LIABILITIES
Current liabilities
Current portion of long-term debt	$36,628	$6,358
Accounts payable, including retainage	60,138	67,438
Billings in excess of costs and estimated earnings on uncompleted contracts	52,420	28,543
Accrued income taxes	-	2,220
Accrued expenses and other current liabilities	63,157	30,925
Total current liabilities	212,343	135,484
Long-term debt	2,644	20,556
Other long-term liabilities	1,187	861
Total liabilities	216,174	156,901
Commitments and contingencies
Redeemable convertible preferred stock, net, par value $0.0001, 1,000,000 shares authorized, no shares issued and outstanding at September 30, 2018 and 280,000 issued and outstanding at December 31, 2017 ($7,853 redemption value at December 31, 2017)	-	7,959

STOCKHOLDERS’ EQUITY
Common stock, $0.0001 par value; 100,000,000 shares authorized, 7,590,778 issued and outstanding at September 30, 2018 and 7,504,133 at December 31, 2017	1	1
Additional paid-in capital	54,295	54,738
Accumulated deficit	(11,798)	(6,579)
Total stockholders’ equity	42,498	48,160
Total liabilities and stockholders’ equity	$258,672	$213,020

Limbach Holdings, Inc.	Page 9
November 19, 2018

LIMBACH HOLDINGS, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine months ended September 30,
(in thousands)	2018	2017
Cash flows from operating activities:
Net loss	$(5,219)	$(417)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	4,216	7,383
Provision for doubtful accounts	57	289
Stock-based compensation expense	1,663	924
Amortization of debt issuance costs	229	135
Deferred income tax benefit	(1,031)	(349)
Accretion of preferred stock discount to redemption value	-	19
(Gain) loss on sale of property and equipment	(76)	130
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(11,043)	(5,712)
(Increase) decrease in costs and estimated earnings in excess of billings on uncompleted contracts	599	2,280
(Increase) decrease in other current assets	(33,976)	71
(Increase) decrease in other assets	430	1
Increase (decrease) in accounts payable	(7,300)	(704)
Increase (decrease) in billings in excess of costs and estimated earnings on uncompleted contracts	23,877	(6,123)
Increase (decrease) in accrued taxes	(2,220)	-
Increase (decrease) in accrued expenses and other current liabilities	31,687	(3,206)
Increase (decrease) in other long-term liabilities	326	(62)
Net cash provided by (used in) operating activities	2,219	(5,341)
Cash flows from investing activities:
Proceeds from sale of property and equipment	160	48
Advances to joint ventures	1	(1)
Purchase of property and equipment	(3,448)	(2,329)
Net cash used in investing activities	(3,287)	(2,282)
Cash flows from financing activities:
Increase in bank overdrafts	757	-
Payments on Credit Agreement term loan	(2,400)	(4,115)
Proceeds from Credit Agreement revolver	101,016	74,762
Payments on Credit Agreement revolver	(94,698)	(62,547)
Payments on term loan	-	(33)
Proceeds from Bridge Term Loan	10,000	-
Payments on Bridge Term Loan	(2,014)	-
Payments on financed insurance premium	-	(1,747)
Payments on capital leases	(1,417)	(1,250)
Convertible preferred stock redeemed	(9,191)	(4,092)
Convertible preferred stock dividends paid	(875)	-
Taxes paid related to net-share settlement of equity awards	(210)	-
Net cash provided by financing activities	968	978
Decrease in cash and cash equivalents	(100)	(6,645)
Cash and cash equivalents, beginning of period	626	7,406
Cash and cash equivalents, end of period	$526	$761
Supplemental disclosures of cash flow information
Noncash investing and financing transactions:
Property and equipment acquired financed with capital leases	$1,989	$1,344
Interest paid	$2,125	$1,427
Financed insurance premium	$-	$2,135

Limbach Holdings, Inc.	Page 10
November 19, 2018

LIMBACH HOLDINGS, INC
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended September 30,		Increase/(Decrease)
(in thousands, except for percentages)	2018	2017	$	%
Revenue
Construction	$109,389	$95,779	13,610	14.2%
Service	25,673	25,520	153	0.6%
Total revenue	135,062	121,299	13,763	11.3%

Gross profit:
Construction	4,967	10,068	(5,101)	-50.7%
Service	5,723	5,342	381	7.1%
Total gross profit	10,690	15,410	(4,720)	-30.6%

Selling, general and administrative expenses:
Construction	7,770	6,394	1,376	21.5%
Service	3,680	3,545	135	3.8%
Corporate	1,875	3,670	(1,795)	-48.9%
Total selling, general and administrative expenses	13,325	13,609	(284)	-2.1%

Amortization of intangibles (Corporate)	304	807	(503)	-62.3%

Operating income (loss):
Construction	(2,803)	3,674	(6,477)	-176.3%
Service	2,043	1,797	246	13.7%
Corporate	(2,179)	(4,477)	2,298	51.3%
Operating income (loss)	$(2,939)	$994	(3,933)	-395.7%

Limbach Holdings, Inc.	Page 11
November 19, 2018

LIMBACH HOLDINGS, INC
Condensed Consolidated Statements of Operations
(Unaudited)

	Nine months ended September 30,		Increase/(Decrease)
(in thousands, except for percentages)	2018	2017	$	%
Revenue
Construction	$319,934	$283,465	36,469	12.9%
Service	75,208	70,862	4,346	6.1%
Total revenue	395,142	354,327	40,815	11.5%

Gross profit:
Construction	23,738	29,997	(6,259)	-20.9%
Service	16,037	14,720	1,317	8.9%
Total gross profit	39,775	44,717	(4,942)	-11.1%

Selling, general and administrative expenses:
Construction	22,780	18,848	3,932	20.9%
Service	11,516	10,547	969	9.2%
Corporate	8,380	11,568	(3,188)	-27.6%
Total selling, general and administrative expenses	42,676	40,963	1,713	4.2%

Amortization of intangibles (Corporate)	975	2,831	(1,856)	-65.6%

Operating income (loss):
Construction	958	11,149	(10,191)	-91.4%
Service	4,521	4,173	348	8.3%
Corporate	(9,355)	(14,399)	5,044	35.0%
Operating income (loss)	$(3,876)	$923	(4,799)	519.9%

Limbach Holdings, Inc.	Page 12
November 19, 2018

* Use of Non-GAAP Financial Measures

Adjusted EBITDA

In assessing the performance of our business, management utilizes a variety of financial and performance measures. The key measure is Adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial measure. We define Adjusted EBITDA as net income (loss) plus depreciation and amortization expense, interest expense, and taxes, as further adjusted to eliminate the impact of, when applicable, other non-cash items or expenses that are unusual or non-recurring that we believe do not reflect our core operating results. We believe that Adjusted EBITDA is meaningful to our investors to enhance their understanding of our financial performance for the current period and our ability to generate cash flows from operations that are available for taxes, capital expenditures and debt service. We understand that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties as a measure of financial performance and to compare our performance with the performance of other companies that report Adjusted EBITDA. Our calculation of Adjusted EBITDA, however, may not be comparable to similarly titled measures reported by other companies. When assessing our operating performance, investors and others should not consider this data in isolation or as a substitute for net income (loss) calculated in accordance with GAAP. Further, the results presented by Adjusted EBITDA cannot be achieved without incurring the costs that the measure excludes. A reconciliation of Adjusted EBITDA to net income (loss), the most comparable GAAP measure, is provided below.

Reconciliation of Net Loss to Adjusted EBITDA

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2018	2017	2018	2017
Net income (loss)	$(3,505)	$128	$(5,219)	$(417)

Adjustments:
Depreciation and amortization	1,418	2,025	4,216	7,383
Interest expense	787	545	2,355	1,562
Non-cash Stock-based compensation expense	542	924	1,663	924
Income tax provision (benefit)	(185)	328	(936)	(352)
Adjusted EBITDA	$(943)	$3,950	$2,079	$9,100

### #### ###